Exhibit 11

                                               METRIS COMPANIES INC. AND SUBSIDIARIES
                                                 Computation of Earnings Per Share

In thousands, except per-share amounts                        Three Months Ended September 30,       Nine Months Ended September 30,
                                                                    2001           2000                  2001            2000
BASIC:

Net income applicable to common stockholders (1) (2) ....       $    70,736     $   48,360           $   175,050     $   146,598
                                                                ===========     ==========           ===========     ===========


Weighted average number of common shares outstanding ....            63,588         61,293                62,898          59,371
Assumed conversion of convertible preferred stock .......            35,258         29,164                34,833          29,164
                                                                -----------     ----------           -----------     -----------
                                                                     98,846         90,457                97,731          88,535
                                                                ===========     ==========           ===========     ===========


Net income per share ....................................       $      0.72     $     0.53                  1.79     $      1.66


DILUTED:

Net income applicable to common stockholders (2) ........       $    70,736     $   48,360           $   175,050     $   146,598
                                                                ===========     ==========           ===========     ===========


Weighted average number of common shares outstanding ....            63,588         61,293                62,898          59,371
Net effect of assumed exercise of stock options based on
     treasury stock method using average market price ...             2,180          2,987                 2,077           3,112
Assumed conversion of convertible preferred stock .......            35,258         29,164                34,833          29,164
                                                                -----------     ----------           -----------     -----------
                                                                    101,026         93,444                99,808          91,647
                                                                ===========     ==========           ===========     ===========


Net income per share                                            $      0.70     $     0.52           $      1.75     $      1.60

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(1)  In accordance with an announcement of the Financial Accounting
     Standards Board's Staff at the Emerging Issues Task Force meeting in April,
     2001, codified as EITF Topic No. D-95 ("Topic D-95"), the Company revised its computation of basic earnings per common share (EPS). In accordance with Topic D-95, the dilutive effect of the Company's Series C Convertible
     Preferred Stock is now included in the computation of basic EPS, utilizing the if-converted method. The Series C Convertible Preferred Stock participates in dividends on an as-converted basis with the Company's common stock. For all periods presented, there is no impact to diluted earnings per share. The Company restated the EPS amounts for the three- and nine-month periods ended September 30, 2000 to be consistent with the revised methodology. Before the impact of Topic D-95, basic earnings per common share would have been $0.97, $0.66, $2.37 and $2.07 for the three- and nine-month periods ended September 30, 2001 and 2000, respectively.

(2) For the three- and nine-month periods ended September 30, 2001 and 2000, basic and diluted earnings per share are calculated by adding back the Series C convertible preferred dividend of $8.8 million, $8.0 million, $25.8 million and $23.4 million, respectively. In determining the number of dilutive shares outstanding, the Series C convertible preferred stock is assumed to have been converted into 35.3 million, 29.2 million, 34.8 million and 29.2 million shares, respectively, at the beginning of the period.